Exhibit 99.1

Universal Logistics Holdings Closes New $350.0 Million Credit Facility

Warren, MI – November 28, 2018 — Universal Logistics Holdings, Inc. (NASDAQ: ULH), a leading asset-light provider of customized transportation and logistics solutions, announced today that it has closed on a new $350.0 million syndicated credit facility.  The credit facility consists of a $150.0 million term loan and a $200.0 million revolving loan. Universal expects the new credit facility to provide the requisite liquidity for Universal to continue its acquisition strategy, while streamlining its overall debt structure and reducing borrowing costs.  Certain proceeds advanced at closing under the new credit facility were used to repay certain existing indebtedness and to pay fees and expenses associated with the new financing.

“Closing this new credit facility is a significant milestone in Universal’s continued transformation,” stated Jude Beres, Universal’s Chief Financial Officer. “It gives us the flexibility and dry powder to make strategic acquisitions, expand our North American footprint, and clears a path for Universal’s continued success.  I would like to say thank you to all our syndicate partners, advisors and Universal’s finance team for working so hard to get the job done.”

Borrowings under the $200.0 million revolving loan may be made until the maturity date, which is November 26, 2023. Proceeds from the $150.0 million term loan were advanced on November 27, 2018 and mature on November 26, 2023. The term loan will be repaid in consecutive quarterly installments, as defined in the credit agreement, commencing March 31, 2019, with the remaining balance due at maturity.  At closing, the total outstanding balance under the new credit facility was approximately $186.6 million.

Borrowings under the credit facility generally bear interest at a LIBOR-based rate plus a margin ranging from 1.25 to 2.00%, depending on Universal’s then-existing leverage ratio. The applicable interest rate at closing was LIBOR plus 1.75%. The credit agreement also requires Universal to pay a quarterly fee of 0.25%, subject to adjustment based on Universal’s leverage ratio, multiplied by the amount of unused credit commitments.

The credit agreement includes customary affirmative and negative covenants, as well as financial covenants requiring Universal to maintain minimum fixed charge coverage and leverage ratios, as defined in the credit agreement.

KeyBank National Association and The Huntington National Bank were joint lead arrangers and joint book runners.  KeyBank is also the administrative agent and issuing lender.

Dykema served as Universal’s legal advisors on the financing.

About Universal

Universal Logistics Holdings, Inc. is a leading asset-light provider of customized transportation and logistics solutions throughout the United States, and in Mexico, Canada and Colombia.  We provide our customers with supply chain solutions that can be scaled to meet their changing demands and volumes.  We offer our customers a broad array of services across their entire supply chain, including truckload, brokerage, dedicated, intermodal, and value-added services.

Source: Universal Logistics Holdings, Inc.

For Further Information:

Steven Fitzpatrick, Investor Relations

SFitzpatrick@UniversalLogistics.com

Forward Looking Statements

Some of the statements contained in this press release might be considered forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including our exploration of acquisition opportunities, the potential uses of loan proceeds under the new credit facility and its impact on our borrowing costs. All statements other than statements of historical fact are, or may be deemed to be, forward-looking statements, which identify prospective information. In some cases, forward-looking statements can be identified by words such as “expect,” “anticipate,” “intend,” “plan,” “goal,” “seek,” “believe,” “project,” “estimate,” “future,” “likely,” “may,” “should” and similar references to future periods. However, the absence of these words does not mean that the statements are not forward looking. Forward-looking statements are based on information available at the time and/or management’s good faith belief with respect to future events, and are subject to risks and uncertainties that could cause actual performance or results to differ materially from those expressed in the statements. These forward-looking statements are subject to a number of factors that may cause actual results to differ materially from the expectations described. Additional information about the factors that may adversely affect these forward-looking statements is contained in the Company’s most recent periodic filings with the Securities and Exchange Commission, including our annual report on Form 10-K and quarterly reports on Form 10-Q. The Company assumes no obligation to update forward-looking statements to reflect actual results, changes in assumptions or changes in other factors affecting forward-looking information except to the extent required by applicable securities laws.